Exhibit 99.3

Consent to be Named as a Director Nominee

SYNCHRONY FINANCIAL (the “Company”) has filed a Registration Statement on Form S-1 (File No. 333-194528) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 27, 2014	/s/ Jeffrey G. Naylor
Jeffrey G. Naylor